UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

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MAXWELL SHOE COMPANY INC.

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Press Release issued by Maxwell Shoe Company Inc. on April 8, 2004, relating to the 2004 Annual Meeting of Stockholders

NEWS RELEASE

MAXWELL SHOE COMPANY CHAIRMAN SAYS 2003 A RECORD YEAR

2004 Sales and Earnings Growth Expected to Accelerate

Backlog Is At An All-Time High, Rising 20% At March 31, 2004

First Five Months Of Fiscal 2004 Bookings Rose More Than 30%

HYDE PARK, Mass. – April 8, 2004 – Maxwell Shoe Company Inc.’s (NASDAQ: MAXS) Chairman and Chief Executive Officer, Mark Cocozza, told stockholders today at the Company’s Annual Meeting that 2003 was a “record year.”

Discussing the many accomplishments the Company achieved, including sales and earnings growth, increased market share across all brands, and a 46% gain in the Company’s stock price, Mr. Cocozza said 2003 demonstrated Maxwell Shoe Company’s consistent ability to capitalize on the powerful operating platform that it developed over the past 20 years. This platform, explained Mr. Cocozza, includes a strong and diversified portfolio of brands, disciplined business strategies, quality and efficient sourcing and distribution infrastructures and an experienced and dedicated management team.

Mr. Cocozza said he is confident that Maxwell Shoe Company is on track to meet or exceed its guidance for 2004. On March 2, 2004, after reporting record first quarter results, the Company increased its fiscal 2004 diluted earnings per share guidance to a range of $1.18 to $1.22 from its previous range of $1.02 to $1.06, which, at the midpoint of the increased range, represents growth of approximately 22% over fiscal 2003 earnings of $0.98 per share. It also raised its guidance for fiscal 2004 net sales to a range of $250 million to $255 million, from its previous guidance of a range of $235 million to $240 million.

“Since the end of the first fiscal quarter, our business has continued to accelerate. Our backlog is at an all-time high, rising 20% year-over-year as of March 31, 2004. Additionally, in the first five months of fiscal 2004, bookings rose more than 30% over last year with each of our brands contributing to these increases,” said Mr. Cocozza in his prepared remarks. “Clearly, retailers and consumers alike are responding favorably to Maxwell Shoe Company for our consistent ability to deliver trend right styles with sought after brands across a broad array of price points.”

“Our future is bright, and we are committed to continuing to deliver on our goals,” continued Mr. Cocozza.

Mr. Cocozza also thanked Maxwell Shoe Company’s employees, customers and stockholders for their confidence and support, and urged stockholders to reject Jones Apparel Group, Inc.’s (NYSE: JNY) unsolicited $20 per share tender offer, saying that the Maxwell Board of Directors had unanimously determined it to be financially inadequate and not in the best interests of Maxwell Shoe Company’s stockholders.

Maxwell Shoe Company also announced that at today’s Annual Meeting, stockholders elected five members to the Board of Directors, Mark J. Cocozza, James J. Tinagero, Stephen A. Fine, Malcolm L. Sherman and Anthony J. Tiberii, each of whom will serve for a one-year term.

Important Additional Information

Maxwell Shoe Company Inc. (“Maxwell Shoe Company”) filed a definitive proxy statement on Schedule 14A with the Securities and Exchange Commission (“SEC”) on February 27, 2004 in connection with its Board of Directors’ solicitation of proxies for the 2004 Annual Meeting of Stockholders (the “2004 Proxy Statement”). Maxwell Shoe Company stockholders should read the 2004 Proxy Statement (including any amendments or supplements thereto) because it contains important information.

Maxwell Shoe Company filed a Solicitation/Recommendation Statement on Schedule 14D-9 (the “Schedule 14D-9”) with the SEC on March 29, 2004, regarding Jones Apparel Group Inc.’s and MSC Acquisition Corp.’s (together, “Jones”) unsolicited tender offer for all the outstanding shares of Class A Common Stock of Maxwell Shoe Company at $20.00 per share, net to the seller in cash, without interest (the “Offer”). Maxwell Shoe Company stockholders should read the Schedule 14D-9 (including any amendments or supplements thereto) because these documents contain important information relating to the Offer and the related consent solicitation.

On March 23, 2004, Jones filed a preliminary consent solicitation statement with the SEC relating to Jones’s proposed solicitation of consents of Maxwell Shoe Company stockholders to, among other things, remove all of Maxwell Shoe Company’s current directors and replace them with Jones’s nominees. In response, on April 5, 2004, Maxwell Shoe Company filed a preliminary consent revocation statement on Form PREC14A (the “Preliminary Consent Revocation Statement”) with the SEC to counter Jones’s consent solicitation. Maxwell Shoe Company stockholders should read the Preliminary Consent Revocation Statement (including any amendments or supplements thereto) because it contains additional information important to the stockholders’ interests in the Offer and the related consent solicitation.

The 2004 Proxy Statement, the Schedule 14D-9, the Preliminary Consent Revocation Statement, the definitive consent revocation materials (when filed) and other public filings made by Maxwell Shoe Company with the SEC are available free of charge at the SEC’s website at www.sec.gov. Maxwell Shoe Company also will provide a copy of these materials free of charge at its website at www.maxwellshoe.com.

Maxwell Shoe Company has engaged the following entities who may be deemed to be participants in the solicitation of Maxwell Shoe Company’s stockholders: MacKenzie Partners, Inc. and Integrated Corporate Relations have been engaged to assist in connection with Maxwell Shoe Company’s communications with stockholders in connection with Jones’s Offer and the related consent solicitation; Lehman Brothers Inc. has been engaged as Maxwell Shoe Company’s financial advisor in connection with, among other things, Maxwell Shoe Company’s analysis and consideration of, and response to, Jones’s Offer; and Joele Frank, Wilkinson Brimmer Katcher has been engaged as Maxwell Shoe Company’s public relations advisor in connection with Jones’s Offer. Information regarding the interests of MacKenzie Partners, Inc., Integrated Corporate Relations, Lehman Brothers Inc. and Joele Frank, Wilkinson Brimmer Katcher is contained in the Schedule 14D-9 (including any amendments or supplements thereto) and in the Preliminary Consent Revocation Statement (including any amendments or supplements thereto). In addition, certain of Maxwell Shoe Company’s directors, officers and employees may be deemed to be participants in the solicitation of Maxwell Shoe Company’s stockholders. Information regarding the names and interests of these other persons is contained in the Preliminary Consent Revocation Statement (including any amendments or supplements thereto).

About Maxwell Shoe Company

Maxwell Shoe Company Inc. designs, develops and markets casual and dress footwear for women and children. The Company’s brands include AK ANNE KLEIN®, DOCKERS® FOOTWEAR FOR WOMEN, J.G. HOOK, JOAN AND DAVID, CIRCA JOAN & DAVID, MOOTSIES TOOTSIES AND SAM & LIBBY.

Forward-Looking Statements

Statements made in this press release indicating Maxwell Shoe Company’s, the Board of Directors’ or management’s intentions, beliefs, expectations, or predictions for the future are forward-looking statements. These statements are only predictions and may differ materially from actual future events or results. Such forward-looking statements are subject to a number of risks, assumptions and uncertainties that could cause Maxwell Shoe Company’s actual results to differ materially from those projected in such forward-looking statements. Such risks, assumptions and uncertainties include, but are not limited to: changing consumer preference, inability to successfully design, develop or market its footwear brands, the inability to successfully re-introduce the Joan & David brand into the market, competition from other footwear manufacturers or retailers, loss of key employees, general economic conditions and adverse factors impacting the retail footwear industry, and the inability by Maxwell Shoe Company to source its products due to political or economic factors, potential disruption in supply chain or customer purchasing habits due to health concerns relating to severe acute respiratory syndrome or other related illnesses; the imposition of trade or duty restrictions or work stoppages of transportation or other workers who handle or manufacture Maxwell Shoe Company’s goods. Additional risks, assumptions and uncertainties associated with Jones’s pending tender offer include: the risk that Maxwell Shoe Company’s customers may delay or refrain from purchasing Maxwell Shoe Company products due to uncertainties about Maxwell Shoe Company’s future, the risk that key employees may pursue other employment opportunities due to concerns as to their employment security with Maxwell Shoe Company, the risk that stockholder litigation commenced in connection with Jones’s offer might result in significant costs of defense, indemnification and liability, the risks that the Board of Directors’ analysis and the bases of their recommendation to the stockholders ultimately may prove to be inaccurate, and other risks discussed in documents filed by Maxwell Shoe Company with the SEC. All forward-looking statements are qualified by these cautionary statements and are made only as of the date they are made. Maxwell Shoe Company is under no obligation (and expressly disclaims any such obligation) to update or alter any forward-looking statements, whether as a result of new information, future events or otherwise.

# # #

Company Contact:	Richard J. Bakos
Chief Financial Officer
Maxwell Shoe Company
(617) 333-4007

Investors:	Lex Flesher
MacKenzie Partners, Inc.
(212) 929-5397

Allison Malkin
Integrated Corporate Relations
(203) 222-9013

Media:	Dan Katcher / Barrett Godsey
Joele Frank, Wilkinson Brimmer Katcher
(212) 355-4449

2004 Annual Meeting of Stockholders of Maxwell Shoe Company Inc., April 8, 2004

Script of a portion of the management presentation

[PORTIONS OF THIS SCRIPT THAT ARE NOT RELATED TO THE TENDER OFFER OR THE CONSENT SOLICITATION ARE OMITTED.]

[Prepared Remarks by Mark J. Cocozza, Chairman and Chief Executive Officer]

I am pleased to be here today to share with you the many accomplishments and significant progress that our Company made in meeting and exceeding the strategic goals we set in Fiscal 2003.

Before we get started, I want to advise you that during this meeting we may make certain comments that constitute forward-looking statements. These statements are only predictions and may differ materially from actual future events or results. Such forward-looking statements are subject to a number of risks, assumptions and uncertainties that could cause Maxwell Shoe Company’s actual results to differ materially from those projected in such forward-looking statements. Information regarding certain risks, assumptions and uncertainties are contained in Maxwell Shoe Company’s Quarterly Report on Form 10-Q for the First Quarter of 2004 and in its Solicitation/Recommendation Statement on Schedule 14D-9, as amended, both filed with the SEC. Maxwell Shoe Company does not intend to update any forward-looking statement made during this meeting.

Once again, our outstanding results demonstrated our consistent ability to capitalize on the powerful operating platform that we developed over the past 20 years. Today, this platform includes a strong and diversified portfolio of brands, disciplined business strategies, quality and efficient sourcing and distribution infrastructures and importantly, an experienced and dedicated management team that have demonstrated they can consistently execute our business plan.

Fiscal 2003 was certainly a rewarding period for us. We recorded the best year in our Company’s history for both net sales and earnings and ended the year with a strong balance sheet. From a financial standpoint, net sales rose by 10% to $225 million and operating income rose by 26% to $22.9 million. This brought diluted earnings per share to $0.98. Both sales and earnings surpassed our expectations, which we attribute to our consistent ability to correctly interpret trends and deliver brands and merchandise that resonate well with consumers. We achieved success and increased market share within each of the markets we serve from moderate, to better, to bridge. Our accomplishments across multiple footwear categories and price points have heightened consumer awareness for our entire portfolio of brands. Maxwell Shoe Company has established a reputation as a vendor retailers can grow profitably with in the women’s footwear business. We also ended the year with $97 million in cash and no debt. This sales momentum and strong balance sheet positions us well to capitalize on the opportunities available for our Company in the footwear industry.

Our stockholders were also rewarded with a 46% gain in our stock price during the year ended Oct. 31, 2003. This gain is on top of the 24% gain delivered in fiscal 2002. These gains compare favorably to the gains recorded by the Dow Jones and

S&P 500 stock indexes over the same periods.

A key strategic goal over the past few years was to diversify our sales base. To this point, five years ago our business was comprised of only 3 brands, with the largest brand accounting for about half of our total sales. This compares to year-end 2003 whereby our portfolio includes 5 diversified brands with the largest brand representing 33% of our total sales. We believe the diversity in our business and our strong capabilities across a broad range of footwear price points, styles and categories leaves us well positioned going forward.

With regard to our brands all 5 of our Brands experience sales growth in 2003:

•	Joan & David established a solid presence with high-end retailers, creating the cache to expand our more affordably priced Circa Joan & David sub-brand.

•	AK Anne Klein realized its third consecutive year of double-digit sales gains. We accomplished this through the continued success of our designs that created additional growth for the brand and at the same time capitalized on new opportunities with two new product introductions, Go AK Anne Klein and IFLEX AK Anne Klein.

•	Mootsies Tootsies and Dockers, our moderate brands achieved strong growth, increasing their presence in self-service moderate department stores and specialty stores.

•	And Sam & Libby enjoyed solid growth having regained its position as an important opening price point fashion resource to department stores.

Our 2003 net sales of $ 225 million ranks Maxwell Shoe Company among the top women’s branded footwear distributors. In the April 5, 2004 edition of Footwear News, Maxwell Shoe Company was listed 4th among the top public footwear companies that have netted impressive growth over the past three years. This ranking included prominent companies such as Timberland, Reebok and Nike. Given the better-than-expected performance we achieved in the first fiscal quarter of 2004 and the positive trends in our business in the second quarter, which I will expand upon momentarily, we are especially excited about our future prospects.

We believe our brands are positioned well to accelerate sales and earnings growth.

To this point, as I mentioned, our first fiscal quarter 2004 results once again exceeded expectations. Net sales increased by 17% to $53.6 million and diluted earnings per share increased by 31% to $0.21. With the first quarter, we marked our 17th consecutive quarter of meeting or exceeding expectations. Our better-than-expected results also prompted us to increase our expectations for full year 2004 results. To this end, on March 2, 2004 we increased our net sales guidance to a range of $250 million to $255 million from our previous guidance range of $235 million to $240 million. And we increased our diluted earnings per share guidance range to between $1.18 and $1.22 from our previous range of $1.02 to $1.06. At the mid-point of this range, our current earnings guidance represents growth of 22% over fiscal 2003 earnings of $0.98. Given the positive momentum that our business is enjoying, we are confident that we will meet or exceed our guidance ranges again this year.

In fact, since the end of the first fiscal quarter, our business has continued to accelerate. Our backlog is at an all-time high, rising 20% year-over year as of March 31, 2004.

Additionally, the first five months of fiscal 2004 bookings rose more than 30% over last year with each of our brands contributing to this increase. To highlight a few:

•	Joan & David bookings have more than doubled

•	Mootsies Tootsies bookings are up 28%

•	Dockers bookings are up 27%

•	AK Anne Klein bookings are up 32% and

Clearly, retailers and consumers alike are responding favorably to Maxwell Shoe Company for our consistent ability to deliver trend right styles with sought after brands across a broad array of price points. As we look ahead, we continue to focus on three key initiatives for our future success.

First, Expansion of our current brands. Since implementing our branded footwear strategy over 20 years ago, our Company has consistently achieved annual increases in net sales. We believe that our talented design team and disciplined operating focus, combined with a proven ability to correctly interpret footwear trends, will provide a powerful platform for continued growth – leading to stronger relationships with existing customers and new retail opportunities.

Second product line extensions. Our proven product capabilities across multiple footwear categories has enabled us to capture more consumers lifestyle needs in footwear. An example of this is the continuous expansion of our AK Anne Klein line which began selling dress footwear in 1999 and has now broadened its reach to offer sport, casual and comfort lines.

Third, Expanding our Company’s portfolio of Brands. Our Company has an established track record of integrating and developing footwear brands, as demonstrated by the growth in both our newest product lines and more established brands.

In this regard, we are constantly evaluating licensing and acquisition opportunities that allow us to leverage our core competencies and extend our footwear reach. We remain focused on the women’s segment and we believe that we are well positioned to expand our brand portfolio. Our strong balance sheet coupled with a proven track record for integrating and growing acquired and licensed brands gives us confidence that we can successfully implement our long term strategy for the benefit our stockholders.

Before I turn the presentation over to Rich Bakos, I would like to briefly comment on the unsolicited tender offer made by Jones Apparel Group to acquire Maxwell Shoe Company for $20 per share in cash. As we have stated previously, our Board of Directors, with the advice of its independent financial and legal advisors, has unanimously determined that Jones’s offers is financially inadequate and not in your best interest. Accordingly, we have recommended that stockholders reject Jones’s offer and not tender their shares. Maxwell Shoe Company has filed with the SEC a Solicitation/Recommendation Statement on Schedule 14D-9 which contains important information regarding the tender offer and the company’s reasons for rejecting Jones’s offer. I encourage each of you to read the Schedule 14D-9 and any amendments or supplements thereto.

As you know, the Maxwell Shoe Company Board is comprised of a majority of independent directors. Enhancing stockholder value has always been our primary focus, and, put simply, we don’t believe Jones’s offer achieves that goal.

Our Company is an industry leader. 2003 was a record year, and we are on track to achieve new heights in 2004. At $20 per share, it’s clear to us that Jones’s offer significantly undervalues the strength and diversity of our business and future growth opportunities, — opportunities that we believe will deliver value to you well in excess of Jones’s offer. Given that our stock price closed at $22.39 yesterday, it appears that the marketplace agrees with us as well.

Our future is bright and we are committed to continuing to deliver on our goals. I urge you to protect the value of your investment and reject Jones’s inadequate offer by not tendering your shares.

On behalf of the Maxwell Board of Directors, I would like to thank our employees, customers and you – our stockholders for your continued confidence and support.

Now let me turn the meeting over to Rich Bakos, our Chief Financial Officer.

[Prepared Remarks by Richard J. Bakos, Chief Financial Officer]

Good morning

Maxwell Shoe Company achieved record net sales and earnings in fiscal 2003.

All our branded footwear lines of business grew to an aggregate 10.1% increase in revenues year over year.

While net sales increased 10.1%, gross profit increased 11.2% as our gross margin improved by 40 basis points. We have often talked about Maxwell Shoe Company’s ability to manage our overhead. Effective cost management enabled us to leverage these expenses, to a more than 25% increase in operating income. Maxwell Shoe enjoyed some tax benefits in fiscal 2002 and returned to a more normalized rate of 38% (31.8% in 2002) in 2003. This resulted in net income increasing 12.8%, diluted EPS up 10.1%, in fiscal 2003.

All our brands improved their net sales in fiscal 2003.

•	AK Anne Klein had its third consecutive double digit increase;

•	Mootsies Tootsies and Sam & Libby grew by nearly 7% each;

•	Dockers improved by 24% after losing a significant customer in fiscal 2002; and

•	Joan & David grew by nearly 15%

Our balance sheet remained strong. Nearly 90% of our current assets is cash and accounts receivable. Still no debt, and net book value per share improved to $10.39 per diluted share.

Return on working assets remains one of our key financial metrics. Collecting receivables and turning inventory are the prime attributes. Our DSO was under 66 days, the lowest in six years.

On a pairs basis, inventory turned at 9 turns for fiscal 2003.

This resulted in a consistent after tax return on working assets of more than 20% for the seventh year in a row.

How does Maxwell Shoe compare to our peers:

•	Sales per employee is the highest among the seven compared companies at more than $1.5 million per employee;

•	We are one of the top two companies when it comes to turning inventory, and

•	Our return on working assets is one of the top three.

Maxwell’s backlog as of October 31, 2003 was another record high at $92.7 million, an increase of more than 9% from the prior year.

This backlog translated into a 17.3% increase in net sales for the first fiscal quarter of 2004. Operating income improved 41%, while diluted EPS was $0.21 per share compared to $0.16 in 2003. This was the 17th consecutive quarter of meeting or beating expectations.

Our balance sheet remains strong.

And, our backlog improved year over year by 6.5%. Just in time inventory requirements are the rule of the day in today’s retail environment. Our $81.9 million backlog was 85% shippable in the second fiscal quarter ending April 30, 2004. This helps to re-enforce our updated guidance for fiscal 2004:

Net sales of $250 to $255 million, diluted EPS of $1.18 to $1.22.

In summary—

Our business model continues to be successful. We have a winning formula which continues to foster growth and leverages our strengths. Maxwell Shoe has met or exceeded expectations for 17 consecutive quarters and we will continue to search for brands which complement our portfolio of brands.

[Prepared Remarks by Mark J. Cocozza, Chairman and Chief Executive Officer]

Conclusion of Meeting

This concludes the 2004 Annual Meeting.

Thank you for your attendance here this morning.

[END OF REMARKS]

2004 Annual Meeting of Stockholders of Maxwell Shoe Company Inc., April 8, 2004

Slide show presentation of management

Welcome to

MAXWELL
SHOE COMPANY INC.

Annual Meeting of Stockholders

M A X W E L L SHOE COMPANY INC.

Mark J. Cocozza

Chairman of the Board and Chief Executive Officer

Fiscal Year 2003 Accomplishments

Top Resource For Women’s Footwear

Best sales and earnings year in the Company’s history

Strong sell thru at retail prompted better then expected sales growth 2003 operating income grew 25.8%

All brands grew demonstrating success across varied footwear categories and brands

Joan & David career styling and limited distribution creates an aspirational image allowing for strong growth of better priced opportunities

AK Anne Klein achieving third year of double digit growth

Dockers grew 24% during the year

Mootsies Tootsies performed well in Kohl’s, JC Penney, and Famous Footwear

Sam & Libby regained its position as an opening price point fashion resource

Annual Financial Highlights

Fiscal Year Ended October 31

($            millions)

Increase

2003 2002 (Decrease)

Net Sales $ 225.0 $ 204.4 10.1%

Gross Profit $ 60.2 $ 54.0 11.2%

% Margin 26.8% 26.4%

Operating Income $ 22.9 $ 18.2 25.8%

% Margin 10.2% 8.9%

Net Income $ 15.0 $ 13.3 12.8%

% Margin 6.7% 6.5%

Diluted EPS $ 0.98 $ 0.89 10.1%

Net Sales by Line of Business

As of October 31,

($            millions)

Increase

2003 2002 (Decrease)

AK Anne Klein $ 74.3 $ 64.1 15.9%

Mootsies Tootsies 65.8 61.6 6.8

Sam & Libby 26.5 24.8 6.9

Dockers Footwear for

Women 18.1 14.6 24.0

Joan & David 12.5 10.9 14.7

Private Label Footwear 27.0 28.4 (4.9)

Other .8 — -

$ 225.0 $ 204.4 10.1%

Strong Balance Sheet

As of October 31

($            millions)

2003 2002

Total current assets $ 156.0 $ 133.3

Total current liabilities 12.2 9.2

Working capital 143.8 124.1

Long-term debt 0 0

Stockholders’ equity $ 158.3 $ 140.6

Accounts Receivable: Days Sales Outstanding

MAXWELL SHOE COMPANY INC.

As of October 31

80
75
70
65
60
55
69.6
75.3
74.1
68.0
66.3
65.7
1998
1999
2000
2001
2002
2003

6

Accounts Receivable: Days Sales Outstanding

As of October 31

80

75.3

74.1

75

69.6

70 68.0

66.3 65.7

65

60

55

1998 1999 2000 2001 2002 2003

Accounts Receivable: Days Sales Outstanding

Fiscal 1998 Fiscal 1999 Fiscal 2000 Fiscal 2001 Fiscal 2002 Fiscal 2003

Accounts Accounts Accounts Accounts Accounts Accounts

MONTH Sales Receivable Sales Receivable Sales Receivable Sales Receivable Sales Receivable Sales Receivable

1 November $ 7,245 $ 24,837 $ 9,038 $ 32,749 $ 4,343 $ 23,662 $ 7,570 $ 26,532 $ 6,915 $ 33,994 $ 11,354 $ 39,454

2 December 10,984 24,539 9,845 31,745 7,757 23,165 10,002 24,054 9,523 28,346 10,645 29,608

3 January 18,099 30,363 17,023 35,924 17,139 28,559 17,932 32,842 22,050 34,703 23,637 37,864

4 February 14,168 34,228 8,435 33,435 13,794 36,721 15,874 38,295 19,256 43,154 18,368 46,681

5 March 15,210 34,670 14,208 32,931 17,644 38,187 21,679 42,621 20,731 45,150 25,063 50,615

6 April 9,689 30,001 13,046 30,785 11,420 33,567 11,106 38,394 14,177 33,875 14,303 41,894

7 May 8,897 26,977 7,419 29,504 8,433 27,825 9,672 29,888 11,665 30,575 13,932 32,803

8 June 11,371 26,403 9,476 25,433 12,935 28,595 15,517 31,207 15,175 31,946 17,657 34,902

9 July 26,478 39,002 20,341 30,931 18,414 35,991 19,715 36,398 19,402 37,266 24,684 44,820

10 August 13,892 39,403 16,045 33,852 19,263 41,205 18,230 39,096 23,466 46,553 19,915 44,935

11 September 14,861 39,584 10,096 30,687 15,628 40,301 15,313 36,399 17,967 42,819 23,644 44,536

12 October 15,027 34,858 15,348 29,458 11,090 32,119 19,724 37,655 23,463 41,674 21,247 43,430

As of 12 Months $ 165,921 $ 32,072 $ 150,320 $ 31,453 $ 157,860 $ 32,491 $ 182,334 $ 34,448 $ 203,790 $ 37,505 $ 224,449 $ 40,962

Day’s Sales 460.9 417.6 438.5 506.5 566.1 623.5

YTD DSO as of 12

Months 69.6 75.3 74.1 68.0 66.3 65.7

Increased Inventory Turns

MAXWELL SHOE COMPANY INC.

As of October 31 (on a pairs basis)

10
9
8
7
6
5
4
3
2
1
0
3.7x
4.8x
5.1x
5.3x
5.1x
7.9x
8.1x
9.2x
9.0x
1995
1996
1997
1998
1999
2000
2001
2002
2003

8

Increased Inventory Turns

As of October 31 (on a pairs basis)

10

9.2x 9.0x

9

7.9x 8.1x

8

7

6

5.1x 5.3x 5.1x

4.8x

5

4 3.7x

3

2

1

0

1995 1996 1997 1998 1999 2000 2001 2002 2003

Inventory Turns in Pairs

MAXWELL
SHOE COMPANY INC.

In Millions

	1995	1996	1997	1998	1999	2000	2001	2002	2003
Pairs Shipped	8.8	8.9	10.6	13.4	12.7	12.9	13.5	14.5	15.5
Inventory Balance (Pairs)									
October	2.0	1.7	1.5	1.9	2.5	1.3	1.3	1.6	1.2
November	2.5	2.0	1.8	2.3	2.9	1.6	1.4	1.9	1.7
December	2.9	2.3	2.1	2.7	3.3	1.9	1.7	2.1	2.0
January	2.8	2.3	2.3	2.8	3.1	2.1	2.1	1.9	2.1
February	2.7	2.3	2.3	2.9	3.1	2.3	1.9	2.0	2.2
March	2.2	1.9	1.9	2.2	2.7	1.7	1.7	1.5	1.9
April	2.1	1.6	1.6	2.3	2.3	1.2	1.5	1.1	1.6
May	2.5	1.8	1.9	2.4	2.5	1.3	1.5	1.3	1.6
June	2.6	1.9	2.9	3.0	2.6	1.7	1.8	1.4	1.8
July	2.5	1.7	2.4	2.8	2.1	1.8	1.7	1.5	1.7
August	2.4	1.6	2.4	2.6	1.9	1.7	1.8	1.6	1.9
September	2.1	1.5	2.1	2.5	1.9	1.5	1.9	1.7	1.6
October	1.7	1.5	1.9	2.3	1.3	1.3	1.6	1.2	1.2
Average	2.4	1.9	2.1	2.5	2.5	1.6	1.7	1.6	1.7
Inventory Turns	3.7	4.8	5.1	5.3	5.1	7.9	8.1	9.2	9.0

$$\frac{\text{Pairs Shipped}}{\text{Average}} = \text{Inventory Turns}$$

9

Inventory Turns in Pairs

In Millions

1995 1996 1997 1998 1999 2000 2001 2002 2003

Pairs Shipped 8.8 8.8 8.9 8.9 10.6 .6 13.4 .4 12.7 .7 12.9 .9 13.5 .5 14.5 .5 15.5 .5

Inventory Balance

(Pairs)

October 2.0 2.0 1.7 1.7 1.5 1.5 1.9 1.9 2.5 2.5 1.3 1.3 1.3 1.3 1.6 1.6 1.2 1.2

November 2.5 2.5 2.0 2.0 1.8 1.8 2.3 2.3 2.9 2.9 1.6 1.6 1.4 1.4 1.9 1.9 1.7 1.7

December 2.9 2.9 2.3 2.3 2.1 2.1 2.7 2.7 3.3 3.3 1.9 1.9 1.7 1.7 2.1 2.1 2.0 2.0

January 2.8 2.8 2.3 2.3 2.3 2.3 2.8 2.8 3.1 3.1 2.1 2.1 2.1 2.1 1.9 1.9 2.1 2.1

February 2.7 2.7 2.3 2.3 2.3 2.3 2.9 2.9 3.1 3.1 2.3 2.3 1.9 1.9 2.0 2.0 2.2 2.2

March 2.2 2.2 1.9 1.9 1.9 1.9 2.2 2.2 2.7 2.7 1.7 1.7 1.7 1.7 1.5 1.5 1.9 1.9

April 2.1 2.1 1.6 1.6 1.6 1.6 2.3 2.3 2.3 2.3 1.2 1.2 1.5 1.5 1.1 1.1 1.6 1.6

May 2.5 2.5 1.8 1.8 1.9 1.9 2.4 2.4 2.5 2.5 1.3 1.3 1.5 1.5 1.3 1.3 1.6 1.6

June 2.6 2.6 1.9 1.9 2.9 2.9 3.0 3.0 2.6 2.6 1.7 1.7 1.8 1.8 1.4 1.4 1.8 1.8

July 2.5 2.5 1.7 1.7 2.4 2.4 2.8 2.8 2.1 2.1 1.8 1.8 1.7 1.7 1.5 1.5 1.7 1.7

August 2.4 2.4 1.6 1.6 2.4 2.4 2.6 2.6 1.9 1.9 1.7 1.7 1.8 1.8 1.6 1.6 1.9 1.9

September 2.1 2.1 1.5 1.5 2.1 2.1 2.5 2.5 1.9 1.9 1.5 1.5 1.9 1.9 1.7 1.7 1.6 1.6

October 1.7 1.7 1.5 1.5 1.9 1.9 2.3 2.3 1.3 1.3 1.3 1.3 1.6 1.6 1.2 1.2 1.2 1.2

Average 2.4 2.4 1.9 1.9 2.1 2.1 2.5 2.5 2.5 2.5 1.6 1.6 1.7 1.7 1.6 1.6 1.7 1.7

Inventory Turns 3.7 3.7 4.8 4.8 5.1 5.1 5.3 5.3 5.1 5.1 7.9 7.9 8.1 8.1 9.2 9.2 9.0 9.0

Pairs Shipped

= = Inventory Turns Average

Consistent Return on Working Assets

MAXWELL SHOE COMPANY INC.

35%
30%
25%
20%
15%
10%
5%
0%
22%
24%
33%*
20%
20%
21%
22%
1997
1998
1999
2000
2001
2002
2003

*Includes Jones New York deal

10

Consistent Return on Working Assets

35% 33%* *

30%

25% 24%

22% 22%

21%

20% 20%

20%

15%

10%

5%

0%

1997 1998 1999 2000 2001 2002 2003

*Includes Jones New York deal

Return on Working Assets

Average Per Year

1997 1998 1999* 2000 2001 2002 2003

Total Assets $ $ 55,400 $ $ 77,350 $ $ 99,445 $ $ 114,412 $ $ 127,252 $ $ 143,692 $ $ 160,787

Less: Cash 3,839 10,647 32,613 51,732 52,485 65,082 79,223

Liabilities 9,523 11,688 11,460 11,895 13,081 14,074 11,986

Net Working Assets $ $ 42,038 $ $ 55,015 $ $ 55,372 $ $ 50,785 $ $ 61,685 $ $ 64,536 $ $ 69,578

Net Income $ $ 9,030 $ $ 13,265 $ $ 18,854 $ $ 9,882 $ $ 12,280 $ $ 13,258 $ $ 14,969

Return% 22% 24% 34% 20% 20% 21% 22%

*Includes Jones New York deal

Maxwell Versus its Peers

MAXWELL SHOE COMPANY INC.

Leader in Efficiency

MAXWELL SHOE COMPANY INC.

vans

SKECHERS

BROWN SHOE

STEVE MADDEN

KENNETH COLE PRODUCTIONS

12

Maxwell Versus its Peers

Leader in Efficiency

Sales per Employee: Highest among seven peers

Inventory Turnover: Among the top two

Return on Working Assets: Among the top three

Backlog
As of October 31

($ millions)

$100
$90
$80
$70
$60
$50
$84.9
9.2%
$92.7
2002
2003

13

Backlog

As of October 31

($            millions)

$ 100

$ 92.7

$ 90 2%

9 .

$ 84.9

$ 80

$ 70

$ 60

$ 50

2002 2003

1st Quarter Financial Highlights

As of January 31,

($            millions)

Increase

2004 2003 (Decrease)

Net Sales $ 53.6 $ 45.7 17.3%

Gross Profit $ 14.3 $ 12.4 15.3%

% Margin 26.7% 27.1%

Operating Income $ 5.2 $ 3.7 41.0%

% Margin 9.7% 8.1%

Net Income $ 3.3 $ 2.4 35.0%

% Margin 6.2% 5.3%

Diluted EPS $ 0.21 $ 0.16 30.7%

Strong Balance Sheet

As of January 31, 2004

($            millions)

2004 2003

Total current assets $ 166.0 $ 137.1

Total current liabilities 18.7 9.3

Working capital 147.3 127.8

Long-term debt 0 0

Stockholders’ equity $ 161.8 $ 144.0

Backlog

As of January 31,

($ millions)

$100
$90
$80
$70
$60
$50
$76.9
6.5%
$81.9
2003
2004

16

Backlog

As of January 31,

($            millions)

$ 100

$ 90

$ 81.9

. 5%

$ 80 $ 76.9 6

$ 70

$ 60

$ 50

2003 2004

Key Investment Highlights

Strong business model with opportunities for growth

Winning formula—Diversified brand portfolio

coupled with high visibility

Future growth both internal and external

Leverage existing infrastructure and talent

Proven track record

Company has met or exceeded estimates for 17 consecutive quarters

Successful at integrating and growing acquired and licensed brands

M A X W E L L SHOE COMPANY INC.

Important Additional Information

Maxwell Shoe Company Inc. (“Maxwell Shoe Company”) filed a definitive proxy statement on Schedule 14A with the Securities and Exchange Commission (“SEC”) on February 27, 2004 in connection with its Board of Directors’ solicitation of proxies for the 2004 Annual Meeting of Stockholders (the “2004 Proxy Statement”). Maxwell Shoe Company stockholders should read the 2004 Proxy Statement (including any amendments or supplements thereto) because it contains important information.

Maxwell Shoe Company filed a Solicitation/Recommendation Statement on Schedule 14D-9 (the “Schedule 14D-9”) with the SEC on March 29, 2004, regarding Jones Apparel Group Inc.’s and MSC Acquisition Corp.’s (together, “Jones”) unsolicited tender offer for all the outstanding shares of Class A Common Stock of Maxwell Shoe Company at $20.00 per share, net to the seller in cash, without interest (the “Offer”). Maxwell Shoe Company stockholders should read the Schedule 14D-9 (including any amendments or supplements thereto) because these documents contain important information relating to the Offer and the related consent solicitation.

On March 23, 2004, Jones filed a preliminary consent solicitation statement with the SEC relating to Jones’s proposed solicitation of consents of Maxwell Shoe Company stockholders to, among other things, remove all of Maxwell Shoe Company’s current directors and replace them with Jones’s nominees. In response, on April 5, 2004, Maxwell Shoe Company filed a preliminary consent revocation statement on Form PREC14A (the “Preliminary Consent Revocation Statement”) with the SEC to counter Jones’s consent solicitation. Maxwell Shoe Company stockholders should read the Preliminary Consent Revocation Statement (including any amendments or supplements thereto) because it contains additional information important to the stockholders’ interests in the Offer and the related consent solicitation.

The 2004 Proxy Statement, the Schedule 14D-9, the Preliminary Consent Revocation Statement, the definitive consent revocation materials (when filed) and other public filings made by Maxwell Shoe Company with the SEC are available free of charge at the SEC’s website at www.sec.gov. Maxwell Shoe Company also will provide a copy of these materials free of charge at its website at www.maxwellshoe.com.

Maxwell Shoe Company has engaged the following entities who may be deemed to be participants in the solicitation of Maxwell Shoe Company’s stockholders: MacKenzie Partners, Inc. and Integrated Corporate Relations have been engaged to assist in connection with Maxwell Shoe Company’s communications with stockholders in connection with Jones’s Offer and the related consent solicitation; Lehman Brothers Inc. has been engaged as Maxwell Shoe Company’s financial advisor in connection with, among other things, Maxwell Shoe Company’s analysis and consideration of, and response to, Jones’s Offer; and Joele Frank, Wilkinson Brimmer Katcher has been engaged as Maxwell Shoe Company’s public relations advisor in connection with Jones’s Offer. Information regarding the interests of MacKenzie Partners, Inc., Integrated Corporate Relations, Lehman Brothers Inc. and Joele Frank, Wilkinson Brimmer Katcher is contained in the Schedule 14D-9 (including any amendments or supplements thereto) and in the Preliminary Consent Revocation Statement (including any amendments or supplements thereto). In addition, certain of Maxwell Shoe Company’s directors, officers and employees may be deemed to be participants in the solicitation of Maxwell Shoe Company’s stockholders. Information regarding the names and interests of these other persons is contained in the Preliminary Consent Revocation Statement (including any amendments or supplements thereto).

Forward-Looking Statements

Statements made in this presentation indicating Maxwell Shoe Company’s, the Board of Directors’ or management’s intentions, beliefs, expectations, or predictions for the future are forward-looking statements. These statements are only predictions and may differ materially from actual future events or results. Such forward-looking statements are subject to a number of risks, assumptions and uncertainties that could cause Maxwell Shoe Company’s actual results to differ materially from those projected in such forward-looking statements. Such risks, assumptions and uncertainties include, but are not limited to: changing consumer preference, inability to successfully design, develop or market its footwear brands, the inability to successfully re-introduce the Joan & David brand into the market, competition from other footwear manufacturers or retailers, loss of key employees, general economic conditions and adverse factors impacting the retail footwear industry, and the inability by Maxwell Shoe Company to source its products due to political or economic factors, potential disruption in supply chain or customer purchasing habits due to health concerns relating to severe acute respiratory syndrome or other related illnesses; the imposition of trade or duty restrictions or work stoppages of transportation or other workers who handle or manufacture Maxwell Shoe Company’s goods. Additional risks, assumptions and uncertainties associated with Jones’s pending tender offer include: the risk that Maxwell Shoe Company’s customers may delay or refrain from purchasing Maxwell Shoe Company products due to uncertainties about Maxwell Shoe Company’s future, the risk that key employees may pursue other employment opportunities due to concerns as to their employment security with Maxwell Shoe Company, the risk that stockholder litigation commenced in connection with Jones’s offer might result in significant costs of defense, indemnification and liability, the risks that the Board of Directors’ analysis and the bases of their recommendation to the stockholders ultimately may prove to be inaccurate, and other risks discussed in documents filed by Maxwell Shoe Company with the SEC. All forward-looking statements are qualified by these cautionary statements and are made only as of the date they are made. Maxwell Shoe Company is under no obligation (and expressly disclaims any such obligation) to update or alter any forward-looking statements, whether as a result of new information, future events or otherwise.